Exhibit 3.1

RESTATED ARTICLES OF INCORPORATION

OF

APPLE INC.

I

The name of the corporation is Apple Inc.

II

The purpose of this corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of California other than the banking business, the trust company business or the practice of a profession permitted to be incorporated by the California Corporations Code.

III

This corporation is authorized to issue one class of shares designated “Common Stock,” par value $0.00001 per share. The number of shares of Common Stock that this corporation is authorized to issue is 12,600,000,000. As of 5:00 p.m., Pacific Daylight Time, on June 6, 2014, each share of Common Stock outstanding shall be automatically, and with no further action by the holder of such share, split into seven shares of Common Stock.

IV

Section 1.     Limitation of Directors’ Liability.   The liability of the directors of this corporation for monetary damages shall be eliminated to the fullest extent permissible under California law.

Section 2.     Indemnification of Corporate Agents.   The corporation is authorized to provide indemnification of agents (as defined in Section 317 of the California Corporations Code) through bylaw provisions, agreements with agents, vote of shareholders or disinterested directors or otherwise, in excess of the indemnification otherwise permitted by Section 317 of the California Corporations Code, subject only to the applicable limits set forth in Section 204 of the California Corporations Code with respect to actions for breach of duty to the corporation and its shareholders.

Section 3.     Repeal or Modification.   Any repeal or modification of the foregoing provisions of this Article IV by the shareholders of this corporation shall not adversely affect any right or protection of an agent of this corporation existing at the time of such repeal or modification.

V

There shall be no right with respect to shares of stock of this corporation to cumulate votes in the election of directors.